
                                                                     EXHIBIT 2.1

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                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                             SEGUE SOFTWARE, INC.

                               SSI MERGER CORP.,

                            EVENTUS SOFTWARE, INC.

                                      AND

             THE PRINCIPAL STOCKHOLDERS OF EVENTUS SOFTWARE, INC.








                         DATED AS OF DECEMBER 3, 1998





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

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

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                                                                                                                PAGE
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
ARTICLE I -- THE MERGER.....................................................................................       2
     1.1      The Merger....................................................................................       2
              1.1.1  The Merger.............................................................................       2
              1.1.2  Effect of the Merger...................................................................       2
              1.1.3  Consummation of the Merger.............................................................       2
              1.1.4  Articles of Incorporation..............................................................       2
              1.1.5  By-Laws................................................................................       2
              1.1.6  Directors and Officers.................................................................       2
              1.1.7  Merger Consideration...................................................................       3
     1.2      Exchange Procedures...........................................................................       7
     1.3      Fractional Shares.............................................................................       8
     1.4      Escrow of Shares; Escrow Agreement............................................................       8
     1.5      Effect of Eventus Stockholder Approval; Representatives.......................................       9
     1.6      Closing.......................................................................................       9

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF EVENTUS.....................................................      10
     2.1      Making of Representations and Warranties......................................................      10
     2.2      Organization and Qualifications of Eventus....................................................      10
     2.3      Subsidiaries..................................................................................      10
     2.4      Capital Stock; Beneficial Ownership...........................................................      10
     2.5      Authority of Eventus..........................................................................      11
     2.6      Real and Personal Property....................................................................      12
     2.7      Financial Statements..........................................................................      13
     2.8      Taxes.........................................................................................      14
     2.9      Accounts Receivable; Accounts Payable.........................................................      15
     2.10     Absence of Certain Changes....................................................................      15
     2.11     Ordinary Course...............................................................................      16
     2.12     Banking Relations.............................................................................      16
     2.13     Intellectual Property.........................................................................      16
     2.14     Contracts.....................................................................................      19
     2.15     Litigation....................................................................................      20
     2.16     Compliance with Laws..........................................................................      20
     2.17     Insurance.....................................................................................      20
     2.18     Warranty or Other Claims......................................................................      20
     2.19     Powers of Attorney............................................................................      21
     2.20     Finder's Fee..................................................................................      21
     2.21     Corporate Records; Copies of Documents........................................................      21
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                                      (i)
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
     2.22     Employee Benefit Programs; Employees; Labor Relations.........................................      21
     2.23     Hazardous Waste, Etc..........................................................................      21
     2.24     Year 2000 Compliance..........................................................................      22
     2.25     List of Certain Employees; Customers, Suppliers and Vendors...................................      22
     2.26     Disclosure....................................................................................      22

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
     STOCKHOLDERS...........................................................................................      22
     3.1      Eventus Shares................................................................................      23
     3.2      Authority.....................................................................................      23
     3.3      Finder's Fee..................................................................................      23
     3.4      Agreements....................................................................................      24
     3.5      Investment Representation.....................................................................      24

ARTICLE IV -- COVENANTS OF THE SELLERS......................................................................      25
     4.1      Making of Covenants and Agreements............................................................      25
     4.2      Tax Returns...................................................................................      25
     4.3      Pooling Accounting............................................................................      25
     4.4      Affiliate Agreements..........................................................................      25
     4.5      Non-competition and Non-solicitation..........................................................      26

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BUYER........................................................      26
     5.1      Making of Representations and Warranties......................................................      26
     5.2      Organization..................................................................................      26
     5.3      Authority.....................................................................................      27
     5.4      Capitalization................................................................................      27
     5.5      Litigation....................................................................................      27
     5.6      Finder's Fee..................................................................................      28
     5.7      Buyer's Public Information....................................................................      28
     5.8      Buyer Common Shares...........................................................................      28
     5.9      No Undisclosed Liabilities....................................................................      28
     5.10     No Default....................................................................................      28

ARTICLE VI -- COVENANTS OF BUYER AND MERGER SUB.............................................................      29
     6.1      Affiliate Agreements..........................................................................      29
     6.2      Pooling Accounting............................................................................      29
     6.3      Continuity of Business Enterprise.............................................................      29
     6.4      Observance of Indemnification Rights..........................................................      29

ARTICLE VII -- CONDITIONS...................................................................................      29
     7.1      Conditions to the Obligations of Buyer and Merger Sub.........................................      29
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
     7.2      Conditions to the Obligations of Eventus and the Principal Stockholders.......................      31

ARTICLE VIII -- SURVIVAL; INDEMNIFICATION...................................................................      32
     8.1      Survival of Representations, Warranties, Etc..................................................      32
     8.2      Indemnification by the Eventus Stockholders...................................................      32
     8.3      Limitations on Indemnification by the Eventus Stockholders....................................      33
              8.3.1  General Threshold......................................................................      33
              8.3.2  General Maximum Indemnification........................................................      33
              8.3.3  Time Limits for Claims.................................................................      34
              8.3.4  Dollar-for-Dollar and Fraud Claims.....................................................      34
     8.4      Indemnification by Buyer......................................................................      34
     8.5      Notice; Defense of Claims.....................................................................      34
     8.6      Escrow Shares.................................................................................      36
     8.7      Remedies......................................................................................      36
     8.8      Recoveries....................................................................................      36

ARTICLE IX -- MISCELLANEOUS.................................................................................      37
     9.1      Fees and Expenses.............................................................................      37
     9.2      Governing Law.................................................................................      37
     9.3      Notices.......................................................................................      37
     9.4      Entire Agreement..............................................................................      38
     9.5      Assignability; Binding Effect.................................................................      38
     9.6      Captions and Gender...........................................................................      39
     9.7      Execution in Counterparts.....................................................................      39
     9.8      Amendments....................................................................................      39
     9.9      Publicity and Disclosures.....................................................................      39

                                     (iii)

EXHIBIT 2.1
-----------

                         AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 3, 1998 by and among Segue Software, Inc., a Delaware corporation ("Buyer"), SSI Merger Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), Eventus Software, Inc., a California corporation ("Eventus"), with respect to Articles III, IV, VIII and IX hereto, each management stockholder of Eventus identified as a "Management Stockholder" on the signature pages hereto (the "Management Stockholders"), and, with respect to Articles III, VIII and IX hereto, each holder of the capital stock of Eventus identified as a "Principal Stockholder" on the signature pages hereto (the "Principal Stockholders" and, together with Eventus and the Management Stockholders, the "Sellers"). The parties hereto hereby acknowledge that each of the Management Stockholders is also a Principal Stockholder for purposes of this Agreement, but that such dual status shall not have the effect of doubling or otherwise increasing the obligations of any such Management Stockholder with respect to any provision hereunder.


                              W I T N E S S E T H
                              - - - - - - - - - -

         WHEREAS, the stockholders of Eventus own of record and beneficially all of the issued and outstanding capital stock of Eventus (the "Eventus Stockholders"), consisting of 9,737,227 shares of Eventus' Common Stock, no par value per share (the "Eventus Common Stock"), 1,279,070 shares of Eventus' Series A Preferred Stock, no par value per share, and 1,171,922 shares of Eventus' Series B Preferred Stock, no par value per share (said shares in the aggregate being referred to herein as the "Eventus Shares"); and

         WHEREAS, Buyer and Eventus desire to effect a combination of their respective businesses through a merger of Merger Sub, a subsidiary of Buyer, with and into Eventus in accordance with applicable laws;

         WHEREAS, the Boards of Directors of Buyer and Eventus each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into Eventus upon the terms in and subject to the conditions of this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, the parties hereto intend to treat the Merger as a "pooling of interests" transaction in accordance with the guidelines and prescriptions set forth in Accounting Principles Board Opinion No. 16 ("APB 16").

         NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

                            ARTICLE I -- THE MERGER

              1.1 The Merger.

                  1.1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.1.3 hereof), in accordance with this Agreement, the Delaware General Corporation Law (the "Delaware Law") and the General Corporation Law of California (the "California Law"), Merger Sub shall merge with and into Eventus (the "Merger"), the separate existence of Merger Sub shall cease and Eventus shall continue, as a wholly-owned subsidiary of Buyer, as the surviving corporation under the corporate name Eventus Software, Inc. Eventus, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation," and Merger Sub and Eventus are sometimes referred to collectively herein as the "Constituent Corporations."

                  1.1.2 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law and Section 1107 of the California Law, and all other applicable laws.

                  1.1.3 Consummation of the Merger. On the Closing Date (as defined below), the parties hereto shall cause a Certificate of Merger to be filed with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, Section 1103 of the California Law. On the Closing Date, the parties hereto shall also cause a Certificate of Merger to be filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, Section 252 of the Delaware Law. The Merger shall be effective as of the date of filing of the Certificate of Merger (the "Effective Time").

                  1.1.4 Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of Eventus, as in effect immediately prior to the Effective Time, shall be and become the Articles of Incorporation of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the California Law.

                  1.1.5 By-Laws. The By-Laws of Eventus, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the California Law.

                  1.1.6 Directors and Officers. The directors and officers of Merger Sub holding office immediately prior to the Effective Time shall, from and after the Effective

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Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                  1.1.7 Merger Consideration. The manner of converting shares of Merger Sub in the Merger shall be as follows. As of the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub which is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into one (1) share of Eventus Common Stock (such shares of Eventus Common Stock collectively, the "Buyer Shares"). The manner of converting or canceling shares, options and warrants of Eventus in the Merger shall be as follows:

                           (a) Eventus Common Stock.  At the Effective Time,
each share of Eventus Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 1.1.7(g)) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of Buyer's common stock, par value $.01 per share ("Buyer Common Stock") that is equal to the Participating Stock Conversion Number, subject to the provisions of Section 1.3 regarding the elimination of fractional shares.

                           (b) Eventus Series A Preferred Stock. At the
Effective Time, each share of Eventus Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 1.1.7(g)) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of Buyer Common Stock that is equal to the sum of (a) the Series A Preferred Conversion Number plus (b) the product obtained by multiplying (i) the Participating Stock Conversion Number by
(ii) the number of shares of Eventus Common Stock into which one (1) share of Eventus Series A Preferred Stock is convertible under the terms of Eventus' Articles of Incorporation immediately prior to the Effective Time of the Merger, subject to the provisions of Section 1.3 regarding the elimination of fractional shares.

                           (c) Eventus Series B Preferred Stock. At the
Effective Time, each share of Eventus Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 1.1.7(g)) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of Buyer Common Stock that is equal to the Series B Preferred Conversion Number subject to the provisions of
Section 1.3 regarding the elimination of fractional shares.

                           (d) Eventus Options. At the Effective Time, each
option to purchase shares of Eventus Common Stock (each, an "Option") that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the

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need for any further action on the part of any holder thereof, be assumed by
Buyer and converted into an option (a "Buyer Option") to purchase that number of shares of Buyer Common Stock determined by multiplying the number of shares of Eventus Common Stock that are subject to such Option immediately prior to the Effective Time by the Participating Stock Conversion Number, at an exercise price per share of Buyer Common Stock equal to the exercise price per share of Eventus Common Stock that was in effect for such Option immediately prior to the Effective Time divided by the Participating Stock Conversion Number; provided, however, that if the foregoing calculation would result in an assumed and converted Option being converted into a Buyer Option that, after aggregating all the shares of Buyer Common Stock issuable upon the exercise of such Buyer Option, would be exercisable for a fraction of a share of Buyer Common Stock, then the number of shares of Buyer Common Stock subject to such Buyer Option will be rounded down to the nearest whole number of shares of Buyer Common Stock. Except as set forth in Schedule 1.1.7(c), none of the Options that are unvested as of the Effective Time shall become vested as a result of the execution and delivery of this Agreement or the consummation of the Merger. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each Option (including without limitation the provisions of the Eventus 1996 Equity Incentive Plan that forms part of the terms and conditions of such Option) that is converted into a Buyer Option in the Merger will (except as otherwise provided in the terms of such Options), to the extent permitted by law, be unchanged and continue in effect after the Effective Time of the Merger. The pre-Merger employment or other service of the holder of each Option shall be credited to such holder for purposes of applying any vesting schedule based on the duration of such holder's employment or other service contained in the Buyer Option issued to such holder upon the conversion of such Option in the Merger in order to determine the number of shares of Buyer Common Stock that are exercisable under such Buyer Option at any point in time. This Section 1.1.7(d) is intended to meet the requirements of Section 424(a) of the Code and shall be interpreted consistent with such intent.

                           (e) Eventus Warrants and Other Securities. At the
Effective Time, each of the then outstanding warrants, exchangeable or convertible securities, to purchase or otherwise acquire, that are exercisable or convertible, ultimately or potentially, any Eventus Common Stock ("Warrants") shall by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Buyer and converted into a warrant or like security ("Buyer Warrants") to purchase that number of shares of Buyer Common Stock determined by multiplying the number of shares of Eventus Common Warrant immediately prior to the Effective Time by the Participating Stock Conversion Number, at an exercise price per share of Buyer Common Stock equal to the exercise price per share of Eventus Common Stock that was in effect for such Warrant immediately prior to the Effective Time divided by the Participating Stock Conversion Number; provided, however, that if the foregoing calculation would result in an assumed and converted Warrant being converted into an Buyer Warrant that, after aggregating all the shares of Buyer Common Stock issuable upon the exercise of such Buyer Warrant, would be exercisable for a fraction of a share of Buyer Common Stock, then the number of shares of Buyer Common Stock subject to such Buyer

Warrant will be rounded down to the nearest whole number of shares of Buyer Common Stock. The exercisability period and other terms and conditions of the Warrants will be unchanged.

                           (f) Registration. Prior to the Effective Time, Buyer
shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.1.7(d). As soon as practicable after the Effective Time, but in no event later than 14 days after the Effective Time, Buyer will cause the shares of Buyer Common Stock that are subject to issuance upon exercise of the Buyer Options and that are issued upon the conversion of Options under Section 1.1.7(d) to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "1933 Act"), and will use its best efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such Buyer Options remain outstanding and Buyer Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), during such time the holders of Buyer Common Stock that are subject to issuance upon exercise of the Buyer Options registered on such Form S-8 registration statement shall have the ability to execute same day sales with respect to such Buyer Options and the shares of Buyer Common Stock issuable upon exercise thereof. Notwithstanding the foregoing, Buyer shall not be obligated to register or maintain the registration under the 1933 Act of the issuance of any shares of Buyer Common Stock that are subject to a Buyer Option held by a person who is ineligible to have such person's securities registered on Form S-8 (or successor form).

                           (g) Eventus Dissenting Shares. Holders of shares of
Eventus Shares Stock who have complied with all requirements for perfecting shareholder dissenters' rights, as set forth in Chapter 13 of the California Law shall be entitled to their rights under the California Law with respect to such shares ("Dissenting Shares"), and Dissenting Shares will not be converted into shares of Buyer Common Stock in the Merger. Eventus Shares that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting stockholders' rights to dissent under the California Law have either
(a) not been properly exercised and perfected or (b) with the consent of Eventus and Buyer, been withdrawn, will, when such dissenting stockholders' rights can no longer be legally exercised under the California Law, be converted into Buyer Common Stock as provided in Section 1.1.7 hereof.

                           (h) Adjustments for Capital Changes. Notwithstanding
the provisions of Section 1.1.7, if at any time after the date the Agreement is duly executed by all parties and prior to the Effective Time, Buyer recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Buyer Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Buyer Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Buyer Common Stock into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares payable in shares of Buyer Common Stock or in shares or securities convertible into shares of Buyer Common Stock (each, a "Capital Change"), then the Buyer Average Price Per Share, the number of shares of Buyer Common Stock constituting the Buyer Merger Shares, the Buyer Participating Merger Shares, the Buyer Preferred Merger Shares, the Buyer Series A Preferred Merger Shares, the Buyer Series B Preferred Merger Shares, the Series A Preferred Conversion Number, the Series B Preferred Conversion Number, and the Participating Stock Conversion Number, will each be proportionally and equitably adjusted.

         For purposes of this Section 1.1.7 the following definitions apply:

         "Participating Stock Conversion Number" means the quotient obtained by dividing (a) the number of shares of Buyer Common Stock constituting the Buyer Participating Merger Shares by (b) the number of Fully Diluted Eventus Shares.

         "Series A Preferred Conversion Number" means the quotient obtained by dividing (a) the number of shares of Buyer Common Stock constituting the Buyer Series A Preferred Merger Shares by (b) the number of shares of Eventus Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

         "Series B Preferred Conversion Number" means the quotient obtained by dividing (a) the number of shares of Buyer Common Stock constituting the Buyer Series B Preferred Merger Shares by (b) the number of shares of Eventus Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

         "Buyer Average Price Per Share" means $20.00.

         "Buyer Series A Preferred Merger Shares" means that number of shares of Buyer Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the Eventus Series A Aggregate Preference Amount by (b) the Buyer Average Price Per Share, rounded down to the nearest whole number of shares of Buyer Common Stock.

         "Buyer Series B Preferred Merger Shares" means that number of shares of Buyer Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the Eventus Series B Aggregate Preference Amount by (b) the Buyer Average Price Per Share, rounded down to the nearest whole number of shares of Buyer Common Stock.

         "Eventus Series A Aggregate Preference Amount" means that dollar amount equal to the sum of (a) $0.43 multiplied by the total number of shares of Eventus Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all declared but unpaid dividends (if any) on all the outstanding shares of Eventus Series A Preferred Stock as of immediately prior to the Effective Time.

         "Eventus Series B Aggregate Preference Amount" means that dollar amount equal to the sum of (a) $0.8533 multiplied by the total number of shares of Eventus Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all declared but unpaid dividends (if any) on all the outstanding shares of Eventus Series B Preferred Stock as of immediately prior to the Effective Time.

         "Buyer Preferred Merger Shares" means the number of shares of Buyer Common Stock, as presently constituted, equal to the sum of (i) the Buyer Series A Preferred Merger Shares, plus (ii) the Buyer Series B Preferred Merger Shares; provided, however, that in no event shall the number of shares of Buyer Common Stock equal to the Buyer Preferred Merger Shares exceed the number of shares of Buyer Common Stock equal to the Buyer Merger Shares.

         "Buyer Merger Shares" means 345,000 shares of Buyer Common Stock, as presently constituted.

         "Buyer Participating Merger Shares" means the number of shares of Buyer Common Stock, as presently constituted, equal to the Buyer Merger Shares minus the Buyer Preferred Merger Shares.

         "Fully Diluted Eventus Shares" means that number of shares of Eventus Common Stock that is equal to the sum of: (a) the total number of shares of Eventus Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Eventus Common Stock that are issuable upon the conversion in full of all shares of Eventus Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of Eventus Common Stock that are subject to or potentially issuable (without regard to vesting) under all Eventus Options (defined below) that are issued and outstanding immediately prior to the Effective Time plus (d) the total number of shares of Eventus Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by Eventus upon the exercise, conversion or exchange of all Warrants (except for the Amisil Warrant and Amisil Convertible Note which shall not be included in such figure) that are issued and outstanding immediately prior to the Effective Time.

         1.2   Exchange Procedures.

                    (a) At or as soon as practicable after the Effective Time, Buyer shall make available, and each Eventus Stockholder will be entitled to receive, upon surrender to Buyer of one or more certificates representing any Eventus Shares ("Eventus Certificates") for cancellation with a letter of transmittal in the form attached hereto as Exhibit 1.2, certificates representing the number of shares of Buyer Common Shares ("Buyer Certificates") that such Eventus Stockholder is entitled to receive pursuant to Section 1.1.7 hereof; provided, however, that the Buyer Certificates representing the Buyer Common Shares described in Section 8.6 hereof (the "Escrow Shares") shall be held in escrow in accordance with Section 1.4 of this

Agreement. The Buyer Certificates that each Eventus Stockholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Eventus Certificates surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to Buyer any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Eventus Certificate(s) so surrendered, or shall establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Buyer nor any other party hereto shall be liable to a holder of Eventus Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. Any holder of Eventus Shares whose Eventus Certificate(s) have been lost or stolen shall comply with the instructions set forth in the letter of transmittal (attached hereto as Exhibit 1.2) in order to receive the Merger Consideration.

                    (b) After the Effective Time, there shall be no transfers of any Eventus Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Eventus Certificates are presented to the Buyer, they shall be canceled and exchanged in accordance with this Section 1.1.7 hereof, subject to Section 1.1.7(g) with respect to Dissenting Shares and Section 1.4 with respect to Escrow Shares.

         1.3 Fractional Shares. No fractional Buyer Common Shares will be issued in connection with the Merger, but in lieu thereof, the holder of any Eventus Shares who would otherwise be entitled to receive a fraction of a Buyer Common Share will receive from Buyer promptly after the Effective Time, an amount of cash equal to such fraction multiplied by the per share market value of a Buyer Common Share which for purposes of this Agreement shall be $20.00.

         1.4 Escrow of Shares; Escrow Agreement. At the Effective Time (as that term is defined in Section 1.1.3) of the Merger, Buyer will withhold from the shares of Buyer Common Stock to be issued to Eventus Stockholders in the Merger on conversion of their Eventus Shares pursuant to Section 1.1.7 above a number of such shares of Buyer Common Stock that is equal to ten percent (10%) of the total number of shares of Buyer Common Stock issued to the Eventus Stockholders on account of Eventus Shares, pursuant to Section 1.1.7, rounded up to the nearest whole number of shares to be issued to each Eventus Stockholder (such withheld shares of Buyer Common Stock being hereinafter referred to as the "Escrow Shares") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company or a similar institution, as escrow agent (the "Escrow Agent"), together with related stock transfer powers, to be held by the Escrow Agent as security for the Eventus Stockholders' indemnification obligations Buyer Indemnified Losses under Section 8.2 and pursuant to the provisions of an escrow agreement in substantially the form of Exhibit 1.4 (the "Escrow Agreement") to be entered into as soon as possible after the Closing by Buyer, the Escrow Agent, and the Representatives (as defined below). The Escrow Shares will be withheld from each Eventus Stockholder pro rata in the same proportion as the total number of shares of Buyer Common Stock issuable to such Eventus Stockholder under Section
1.1.7 bears to the total number of shares of Buyer Common Stock issued to all Eventus Stockholders under Section 1.1.7, will be represented by a certificate or certificates issued in the names of each of the Eventus Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period commencing on the Effective Time and ending on the first (1st) anniversary of the Effective Time or on such later date as may be provided in the Escrow Agreement in order to permit the resolution of any claim made prior to the first (1st) anniversary of the Effective Time (the "Escrow Period").

         1.5 Effect of Eventus Stockholder Approval; Representatives. By their approval of the Merger, the Eventus Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the Escrow Agreement; and (ii) the appointment of Michael J. Burkland and Edan Kabatchnik as the representatives of Eventus Stockholders (the "Representatives") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Eventus Stockholder as provided in the Escrow Agreement; and (iii) the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and/or the Escrow Agreement, including, without limitation, the exercise of the power to: (a) authorize delivery to Buyer of Escrow Shares in satisfaction of indemnity claims by Buyer with respect to Buyer Indemnified Losses pursuant to
Article VIII hereof and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for Buyer Indemnified Losses made pursuant to Article VIII; and (d) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing. The Representatives will have authority and power to act on behalf of each Eventus Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all Buyer Indemnified Losses under Article VIII hereof or governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Eventus Stockholders are treated in the same manner. The Eventus Stockholders will be bound by all actions taken and documents executed by the Representatives in connection with the Escrow Agreement, and Buyer will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representatives will not be liable to any Eventus Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Eventus Stockholders to the Representatives out of the Escrow Shares pro rata in proportion to their respective percentage interests in the Escrow Shares, to the extent that any Escrow Shares continue to be owned by Eventus Stockholders following expiration of the Escrow Period and satisfaction of all claims made or asserted by Buyer under the Escrow Agreement.

         1.6 Closing. The transactions contemplated by this Agreement shall be consummated at the closing (the "Closing") which will take place at the offices of Goodwin,

Procter & Hoar LLP, Exchange Place, Boston, Massachusetts on December 3, 1998, or at such other place or earlier or later date or time as may be fixed by mutual agreement of Buyer and the Sellers (the "Closing Date").


         ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF EVENTUS

         2.1 Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and except as otherwise set forth in the Disclosure Letter attached hereto as Exhibit 2.1 or in any schedule attached hereto, Eventus hereby makes to Buyer the representations and warranties contained in this
Section 2.

         2.2 Organization and Qualifications of Eventus. Eventus is a corporation duly organized, validly existing and in good standing under the laws of the state of California with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or currently proposed to be conducted. The copies of the Articles of Incorporation of Eventus as amended to date, certified by the appropriate governmental officer, and By-laws, as amended to date, certified by the Secretary of Eventus, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Eventus is not in violation of any provision of its Articles of Incorporation or By-laws. Eventus is duly qualified to do business as a foreign corporation in each jurisdiction set forth in Schedule 2.2 hereto.

         2.3 Subsidiaries. Eventus has no subsidiaries and does not own any securities issued by any other business organization or governmental authority. Eventus does not own and does not have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

         2.4 Capital Stock; Beneficial Ownership. The authorized capital stock of Eventus consists of 27,000,000 shares of Common Stock, no par value, of which 9,737,227 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 17,262,773 shares are authorized but unissued, 1,984,070 shares of which are designated as Series A Preferred Stock, no par value, of which 1,279,070 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 705,000 shares are authorized but unissued and 1,245,922 shares of which are designated as Series B Preferred Stock, no par value, of which 1,171,922 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 74,000 shares are authorized but unissued. Except as set forth on Schedule 2.4 hereto, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Eventus. None of the capital stock of Eventus has been issued in violation of any federal or state securities law. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of Eventus to which Eventus or, to the knowledge of Eventus, any Eventus Stockholder is a party. To the knowledge of Eventus, the Eventus Stockholders own beneficially and of record all of the outstanding shares of capital stock of Eventus which consists solely of the Eventus Shares set forth on Schedule 2.4 hereto.

         2.5 Authority of Eventus. Eventus has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Eventus pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Eventus of this Agreement and of each such other agreement, document and instrument have been or will prior to the Closing Date be duly authorized by all necessary action of Eventus and its stockholders and no other action on the part of Eventus or its stockholders or otherwise is required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by Eventus pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Eventus enforceable in accordance with their terms except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware and California Secretaries of State, respectively. The execution, delivery and performance by Eventus of this Agreement and of each such agreement, document and instrument:

                       (i) do not and will not violate any provision of the Articles of Incorporation or By-laws of Eventus;

                       (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction (domestic or foreign) applicable to Eventus or require Eventus to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made except for (a) the filing of the Certificate of Merger with the Delaware and California Secretaries of State, and the filing of appropriate documents with the relevant authorities of other states in which Eventus is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) filings the failure of which will not result in a material adverse effect on the business of Eventus, and (d) the approval of the Eventus Stockholders of the transactions contemplated hereby (as provided under applicable law and by Eventus' Articles of Incorporation and By-laws); and

                       (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Eventus is a party or by which the property of Eventus is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or property of Eventus or on the Eventus Shares (other than as created or imposed by this Agreement).

         2.6  Real and Personal Property.

                    (a) Owned Real Property. Eventus does not own any real property.

                    (b) Leased Real Property. All of the real property leased by Eventus, as tenant or lessee, is identified on Schedule 2.6(b) hereto (collectively referred to herein as the "Leased Real Property"). Eventus hereby makes the following representations and warranties with respect to the Leased Real Property:

                        (i) Eventus holds a good, clear, valid and enforceable leasehold interest in the Leased Real Property;

                        (ii) To Eventus' knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair (other than normal wear and tear);

                        (iii) The copies of the lease (the "Lease") for the Leased Real Property delivered by Eventus to Buyer are complete, accurate, true and correct;

                        (iv) The Lease is in full force and effect and has not been modified, amended, or altered, in writing or otherwise;

                        (v) All obligations of the landlord or lessor under the Lease which have accrued have been performed, and to the best of the knowledge of Eventus, no landlord or lessor is in default under the Lease;

                        (vi) All obligations of Eventus under the Lease which have accrued have been performed, and Eventus is not in default under the Lease, and, to Eventus' knowledge, no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Eventus; and

                        (vii) Eventus has obtained or will obtain prior to the Closing the consent of the landlord or lessor under the Lease whose consent is required in connection with the Merger.

                    (c) Personal Property. A complete description of Eventus' fixtures, machinery, equipment and other tangible personal property (other than personal property individually valued at less than $500) is contained in
Schedule 2.6(c) hereto. Eventus has sufficient title to all of its personal property for the conduct of its business. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge. All leasehold improvements, furnishings, machinery, equipment and other tangible personal property of Eventus are in good repair (normal wear and tear excepted), and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment and other tangible personal property is in good working order (normal wear and tear excepted).

         2.7  Financial Statements.

                   (a) Eventus has delivered to Buyer the following unaudited financial statements, copies of which are attached hereto as Schedule 2.7:

                        (i) Balance sheet of Eventus at December 31, 1997 and statements of operations and cash flows for the year then ended, certified by the chief financial officer of Eventus.

                        (ii) A balance sheet of Eventus at October 31, 1998 (the "Base Balance Sheet") and statements of operations and cash flows for the ten-month period then ended, certified by the chief financial officer of Eventus.

Except as set forth on Schedule 2.7 hereto, said financial statements have been prepared substantially in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of Eventus at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby. Eventus recognized all revenue reflected in such financial statements relating to its software products in accordance with SOP 97-2.

                    (b) Except as reflected on the Base Balance Sheet Schedule
2.7 hereto, as of the date of the Base Balance Sheet, Eventus had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or liabilities relating to activities of Eventus or the conduct of its business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date).

                    (c) Except as reflected on the Base Balance Sheet or
Schedule 2.7 hereto, as of the date hereof and as of the Closing, Eventus does not and will not have liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor with respect to obligations or others, or liabilities for taxes due or then accrued or to become due or contingent liabilities relating to activities of Eventus or the conduct of its business prior to the date hereof or the Closing, regardless of whether claims in respect thereof had been asserted as of such date).

         2.8  Taxes.

                    (a) Eventus has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by Eventus through the date hereof whether disputed or not.

                    (b) Eventus has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately at the time such returns were filed set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to Eventus for taxable periods since its inception are set forth in
Schedule 2.8 hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. Eventus has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said Schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by Eventus with respect to said returns. Eventus is not required to file a foreign tax return, or to pay any Eventus Stockholders' foreign taxes, in connection with the current business conducted by Eventus.

                    (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Eventus, threatening to assert against Eventus any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Eventus does not file reports and returns that Eventus is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Eventus that arose in connection with any failure (or alleged failure) to pay any Taxes. Eventus has not entered into a closing agreement pursuant to
Section 7121 of the Internal Revenue Code of 1986, as amended, (the "Code").

                    (d) There has not been any audit of any tax return filed by Eventus for any tax period, no audit of any tax return of Eventus is in progress, and Eventus has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by Eventus is in force, and no waiver or agreement by Eventus is in force for the extension of time for the assessment or payment of any Taxes.

                    (e) Eventus has not been (and has no liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in
Section 1504(a) of the Code). Eventus has never filed, nor has it been required to file, a consolidated, combined or unitary tax return with any other entity. Eventus does not own, nor has it ever owned, a direct or indirect interest in any trust, partnership, corporation or other entity, nor is any such interest necessary to conduct the business of Eventus.

                    (f) Eventus is not a "foreign person" within the meaning of
Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

                    (g) Eventus is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162 or 280G of the Code.

                    (h) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

         2.9 Accounts Receivable; Accounts Payable. All of the accounts receivable of Eventus are valid and enforceable claims, are subject to no set-off or counterclaim, and are fully collectable in the normal course of business, after deducting the allowance for doubtful accounts stated in the Base Balance Sheet substantially in accordance with generally accepted accounting principles. Since the date of the Base Balance Sheet, Eventus has collected its accounts receivable in the ordinary course and in a manner which is consistent with past practices and has not accelerated any such collections. Except as set forth in Schedule 2.9 hereto, Eventus does not have any accounts receivable from any person, firm or corporation which is affiliated with it or any of its directors, officers, employees or stockholders. Except as set forth in Schedule
2.9 hereto, all accounts payable and notes payable of Eventus arose in bona fide arms' length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than sixty (60) days in its payment. Since the date of the Base Balance Sheet, Eventus has paid its accounts payable in the ordinary course and in a manner which is consistent with its past practices. Except as set forth in Schedule 2.9 hereto, as of the date hereof, Eventus has no account payable to any person, firm or corporation which is affiliated with it or any of its directors, officers, employees or stockholders except for amounts incurred in the ordinary course of business.


         2.10 Absence of Certain Changes. Except for the transactions contemplated by this Agreement, since the date of the Base Balance Sheet, there has not been:

                        (i) any change in the financial condition, properties, assets, liabilities, business or operations of Eventus which change by itself or in conjunction with all other such changes, has been materially adverse with respect to Eventus;

                        (ii) any contingent liability incurred by Eventus as guarantor or otherwise with respect to the obligations of others or any cancellation of any debt or claim owing to, or waiver of any material right of, Eventus;

                        (iii) any mortgage, encumbrance or lien placed on any of the assets or properties of Eventus which remain in existence on the date hereof or will remain on the Closing Date;

                        (iv) any obligation or liability of any nature incurred by Eventus whether accrued, absolute, contingent or otherwise, asserted or unasserted (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by Eventus or the conduct of Eventus' business since the date of the Base Balance Sheet and prior to the Closing Date regardless of whether claims in respect thereof have been asserted), other than obligations and liabilities incurred in the ordinary course of business (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

                        (v) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Eventus other than in the ordinary course of business;

                        (vi) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Eventus;

                        (vii) any other transaction entered into by Eventus other than transactions in the ordinary course of business; or

                        (viii) any agreement or understanding whether in writing or otherwise currently in effect, for Eventus to take any of the actions specified in paragraphs (i) through (vii) above.

         2.11 Ordinary Course. Except with respect to the transactions contemplated by this Agreement, since the date of the Base Balance Sheet, Eventus has conducted its business and operations only in the ordinary course and consistently with its prior practices.

         2.12 Banking Relations. All of the arrangements which Eventus has with any banking institution are completely and accurately described in Schedule 2.12 hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.13 Intellectual Property.

                    (a) Except as set forth in Schedule 2.13, Eventus owns all right, title and interest in and to or has the rights to all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of Eventus' business as conducted to the date hereof or currently contemplated, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "Proprietary Rights") except for claims, liens, encumbrances and limitations of Proprietary Rights which are licensed by Eventus from third parties and that are reflected in the applicable agreement or instrument giving Eventus its right to or interest in such Proprietary Rights. The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to Eventus' interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant Eventus such right to Third Party Technology as are employed in or necessary to the business of Eventus as conducted or currently proposed to be conducted prior to the Closing Date.

                    (b) Schedule 2.13 hereto contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to products currently owned by Eventus (the "Eventus Products"), all applications and registration statements therefor, and a list of all licenses and other agreements currently in effect relating thereto, and (ii) a list of all licenses and other agreements currently in effect with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that Eventus is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by Eventus (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of Eventus' trademark or trade name registrations related to the Eventus Products and all of Eventus' copyrights in any of the Eventus Products are valid and in full force and effect according to their terms; and consummation of the transactions contemplated hereby will not alter or impair any such rights. There is no material default by any party to any Third Party License. To the knowledge of Eventus, the licensors under such Third Party Licenses have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of such Third Party Licenses, and any amendments thereto, have been provided to Buyer or Buyer's counsel.

                    (c) No claims have been asserted against Eventus (and Eventus is not aware of any claims which are reasonably likely to be asserted against Eventus) by any person challenging the use or distribution by Eventus of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by it (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the knowledge of Eventus, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could reasonably relate to or interfere with the continued enhancement and exploitation by Eventus of any of the Eventus Products. None of the Eventus Products nor the use of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by Eventus in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any trade secret, copyright, trademark or trade name or patent.

                    (d) All licenses or other agreements currently in effect pursuant to which Eventus has granted rights to others in Proprietary Rights owned or licensed by Eventus are listed on Schedule 2.13. All of such licenses or agreements are in full force and effect subject the terms thereof, there is no default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer or Buyer's counsel. Except as set forth in Schedule 2.13 hereto, Eventus has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Eventus Products or any adaptations, translations or derivative works based on the Eventus Products or any portion thereof, including, without limitation, as a value added reseller. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any underlying works or materials of which any of the Eventus Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

                    (e) Except as set forth on Schedule 2.13, no designs, drawings, specifications, source code, object code, documentation, flow charts or diagrams incorporating, embodying or reflecting any of the Eventus Products at any stage of their development (the "Eventus Components") were written, developed and created in whole or in part by any employee of Eventus with the assistance of any third party or entity who have not assigned ownership of their rights to the Eventus Components to Eventus. Eventus has at all times used commercially reasonable efforts to treat the confidential and proprietary elements of the Eventus Products and the Eventus Components as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

                    (f) To the knowledge of Eventus, no employee of Eventus is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement currently in effect relating to the relationship of any such employee with Eventus or, to the knowledge of Eventus, any other party, including, without limitation, any previous employer, because of the nature of the business conducted by Eventus or currently proposed to be conducted by Eventus.

                    (g) Each person presently or previously employed by Eventus (including independent contractors, if any) employed in a research and development or other technical position has executed a confidentiality and non-disclosure agreement previously provided to Buyer or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Eventus and such person, enforceable in accordance with their respective terms except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities. To the knowledge of Eventus, neither the execution or delivery of such agreements, nor the carrying on of Eventus' business by such persons as employees, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument currently in effect under which any of such persons is obligated. To its knowledge, Eventus is not making unauthorized use of any confidential information or trade secrets of any person, including, without limitation, any former employer or any past or present employee of Eventus. Neither Eventus nor, to the knowledge of Eventus, any of Eventus' employees have any agreements or arrangements currently in effect with any persons other than Eventus related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature.

                    (h) No product liability or warranty claims which individually or in the aggregate could exceed Five Thousand Dollars ($5,000) have been communicated to or threatened against Eventus nor, to the knowledge of Eventus, is there any specific situation, set of facts or occurrence that provides a reasonable basis for such claim. Eventus has provided to Buyer an accurate list of all known errors or "bugs" in the Eventus Products which are contained in its software. Such list is set forth as Schedule 2.13(h).

         2.14 Contracts. Except for contracts, commitments, plans, agreements and licenses (true and complete copies of which have been delivered to Buyer or Buyer's counsel) described in Schedule 2.14 hereto, Eventus is not a party to or subject to:

                        (i) any plan or contract currently in effect providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any currently in effect contract or agreement with any labor union;

                        (ii) any employment contract or contract currently in effect for personal services;

                        (iii) any contract or agreement currently in effect relating to capital expenditures in excess of $10,000 per annum;

                        (iv) any other contracts or agreements creating any obligations of Eventus of $25,000 or more per annum with respect to any such contract or agreement not specifically disclosed elsewhere in this Agreement;

                         (v)   any contract or agreement currently in effect
which by its terms does not terminate or is not terminable without penalty by such entity or any successor or assignee on or at any time after the Closing Date;

                        (vi) any contract currently in effect not made in the ordinary course of business;

                        (vii) any contract currently in effect containing covenants limiting the freedom of Eventus to compete in any line of business or with any person or entity;

                        (viii) any license agreement (as licensor or licensee);

                        (ix) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment currently in effect for the borrowing of money; or

                        (x) any contract or agreement currently in effect with any officer, employee, director or stockholder of Eventus or with any persons or organizations controlled by or affiliated with any of them (other than confidentiality and stock option agreements entered into in the ordinary course previously provided to Buyer or Buyer's counsel).

Eventus is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule, and Eventus has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         2.15 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Eventus, threatened against Eventus or any affiliate of Eventus which may have a material adverse effect on Eventus' properties, assets, financial condition or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         2.16 Compliance with Laws. Eventus is in compliance with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to Eventus or to the conduct of its business except where the failure of Eventus to so comply would not have a material adverse effect on Eventus, and Eventus has not received notice of a violation or alleged violation of any such statue, ordinance, order, rule or regulation.

         2.17 Insurance. The only insurance policies currently maintained by Eventus are disclosed on Schedule 2.17 hereto, and such insurance policies are in full force and effect according to their terms, all premiums currently due with respect thereto are currently paid, and Eventus is in compliance in all material respects with the terms thereof. Said insurance is reasonable and customary for the business engaged in by Eventus and is sufficient for compliance by Eventus with all requirements of law and all agreements and leases currently in effect to which Eventus is a party.

         2.18 Warranty or Other Claims. There are no existing or, to Eventus' knowledge, threatened product liability, warranty or other similar claims, or, to Eventus' knowledge, any facts upon which a material claim of such nature could reasonably be based, against Eventus for products or services which are defective or fail to meet any product or service warranties. No claim has been asserted against Eventus for renegotiation or price redetermination of any business transaction, and, to Eventus' knowledge, there are no facts upon which any such claim could reasonably be based.

         2.19 Powers of Attorney. Eventus has not granted powers of attorney which are presently outstanding.

         2.20 Finder's Fee. Eventus has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement except as set forth in Schedule 2.20 hereto or as provided herein.

         2.21 Corporate Records; Copies of Documents. The corporate record books of Eventus accurately record all corporate action taken by its stockholders and board of directors and committees thereof. The copies of the corporate records of Eventus, as delivered to Buyer or Buyer's counsel pursuant to this Agreement, are true and complete copies of the originals of such documents. Eventus has made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

         2.22 Employee Benefit Programs; Employees; Labor Relations.

                    (a) Eventus does not have, and has not had since its inception, any employment contract, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan, group insurance, group hospitalization or other employee benefit plan, in each case relating to its employees, whether subject to the Employee Retirement Income Security Act of 1979, as amended, and the regulations promulgated thereunder or otherwise.

                    (b) Eventus is responsible for and has paid, or will have paid, in accordance with all applicable laws and current policies of Eventus all amounts due to its employees for any salary, bonus, wages, severance or other accrued obligations due to its employees for service through the Closing Date.

                    (c) Upon termination of the employment of any of Eventus' employees, Buyer will not by reason of the transactions contemplated by this Agreement, or anything done prior to or on the Closing Date, be liable to any of said employees for so-called "severance payments."

         2.23 Hazardous Waste, etc. To Eventus' knowledge, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by Eventus and no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by Eventus.

         2.24 Year 2000 Compliance. All computer software products that are owned by Eventus, exclusively licensed to Eventus, licensed, sold or otherwise distributed to others by Eventus when operated properly ("Software") are Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean with respect to any such Software, the ability of such Software to perform, when properly installed and operated (including with hardware and software with which such Software is compatible) the following date-related functions: (i) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) function accurately in accordance with the documentation relating to the applicable software and without interruption before, during and after January 1, 2000, without any change in operations associated with the transition to a new century and the absence of a leap-year; (iii) respond to two-digit date input in a way that resolves any ambiguity as to the century; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         2.25 List of Certain Employees; Customers, Suppliers and Vendors.
Schedule 2.25 contains a list of all officers, managers, employees, consultants, independent contractors, brokers and sales persons of Eventus who, individually, have received compensation for the fiscal year ended December 31, 1997, or for the nine month period ended September 30, 1998 in excess of $40,000, including the current job title and aggregate annual compensation of each such individual.
Schedule 2.25 sets forth a list of all customers, suppliers and vendors of Eventus with whom during the fiscal year ended December 31, 1997, or during the nine month period ended September 30, 1998, Eventus received or made payments aggregating $25,000 or more, showing, with respect to each, the name, address and dollar volume involved. Since December 31, 1997, no customer, supplier or vendor listed on Schedule 2.25 has canceled or otherwise terminated or materially reduced its business with Eventus or materially and adversely modified its relationship with Eventus nor, to the knowledge of Eventus, does any such customer, supplier or vendor have any plan or intention to do so.

         2.26 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules (and other documents, agreement and materials) delivered to Buyer when taken together do not contain any untrue statement of a material fact, and, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements when taken together not misleading in light of the circumstances under which they were made.

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and except as set forth in the Disclosure Letter or any schedule attached thereto, each Principal Stockholder hereby individually and severally makes to Buyer each of the representations and warranties set forth in this Section 3 with respect to such Principal Stockholder. No Principal Stockholder shall have any right of indemnity or contribution from Eventus with respect to the breach of any representation or warranty under Article III of this Agreement.

          3.1 Eventus Shares. Such Principal Stockholder owns of record and beneficially the number of the Eventus Shares set forth opposite such Principal Stockholder's name in Schedule 2.4 hereto. To the knowledge of such Principal Stockholder, such Eventus Shares are duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims (except as may be created by execution of this Agreement).

          3.2 Authority. Such Principal Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Principal Stockholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Principal Stockholder pursuant to this Agreement constitutes a valid and binding obligation of such Principal Stockholder, enforceable in accordance with their respective terms except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities. The execution, delivery and performance of this Agreement by such Principal Stockholder and each such agreement, document and instrument to be executed by such Principal Stockholder:

               (a) does not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Principal Stockholder, or require such Principal Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

               (b) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance or on the Eventus Shares owned by such Principal Stockholder (other than as created or imposed by this Agreement).

          3.3 Finder's Fee. Such Principal Stockholder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

          3.4 Agreements. Such Principal Stockholder (if also a Management Stockholder) is not a party to any non-competition, trade secret or confidentiality agreement currently in effect with any party other than Eventus. There are no agreements or arrangements currently in effect not contained herein or disclosed in a Schedule hereto, to which such Principal Stockholder (if also a Management Stockholder) is a party relating to the business of Eventus or to such Principal Stockholder's rights and obligations as a stockholder, director or officer of Eventus. Such Principal Stockholder (if also a Management Stockholder) does not own, directly or indirectly, on an individual or joint basis, any material interest in, or currently serve as an officer or director of, any customer, competitor or supplier of Eventus, or any organization which currently has a contract with Eventus. Such Principal Stockholder (if also a Management Stockholder) has not at any time transferred any of the stock of Eventus held by or for such holder to any employee of Eventus, which transfer constituted or could be viewed as compensation for services rendered to Eventus by said employee. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any current contract, agreement, indenture or other instrument involving Eventus to which such Principal Stockholder (if also a Management Stockholder) is a party.

          3.5  Investment Representation.

                    (a) Unless otherwise indicated on the signature page across from such principal Stockholder's name, such Principal Stockholder is an "accredited investor" as defined in Regulation D under the Securities Act of 1933 (the "Securities Act"); provided that if such Principal Stockholder is not an "accredited investor" then such Principal Stockholder hereby appoints and qualifies Michael J. Burkland to act as such Principal Stockholder's "purchaser representative" pursuant to Rules 501(h) and 506(b)(2)(ii) promulgated under the Securities Act of 1933 in connection with such Seller's evaluation of the merits and risks of the proposed investment.

                    (b) Such Principal Stockholder has read or reviewed and is familiar with the Buyer SEC Documents.

                    (c) Such Principal Stockholder has had an opportunity to ask questions of and receive answers from Buyer, or a person or persons acting on Buyer's behalf, concerning the terms and conditions of the Buyer Common Shares.

                    (d) Such Principal Stockholder understands that the Buyer Common Shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are being offered and issued in reliance upon exemptions for private offerings, and that, while Buyer may in the future register the Buyer Common Shares, it is under no obligation to do so other than as provided in the Registration Rights Agreement (as hereinafter defined), and such Principal Stockholder further understands that such Principal Stockholder is acquiring the Buyer Common Shares without being furnished any offering literature or prospectus other than the Buyer SEC Documents.

                    (e) Principal Stockholder represents that the Buyer Common Shares are being acquired solely for such Principal Stockholder's own account, for investment and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof; such Principal Stockholder has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto.

                    (f) Such Principal Stockholder acknowledges and is aware that there are substantial restrictions on the transferability of the Buyer Common Shares; the Buyer Common Shares cannot be resold unless the Buyer Common Shares are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available.

                    (g) Such Principal Stockholder has such knowledge and experience in financial and business matters that they are capable of evaluating the relative risks and merits of the Buyer Common Shares.

                    (h) Such Principal Stockholder, if an individual, is a resident of the State of California or, if other than an individual, may be deemed to have made such Principal Stockholder's investment decision in the State of California.

                    ARTICLE IV -- COVENANTS OF THE SELLERS

          4.1 Making of Covenants and Agreements. Eventus and the Management Stockholders hereby make their separate respective covenants and agreements (where indicated) and as set forth in this Section 4.

          4.2 Tax Returns. Eventus, with the approval of Buyer and in accordance with applicable law, shall (i) promptly prepare and file on or before the due date or any extension thereof all federal, state, local and foreign tax returns required to be filed by Eventus with respect to taxable periods of Eventus that include any period ending on or before the Closing Date and (ii) pay all Taxes of Eventus attributable to periods ending on or before the Closing Date.

          4.3 Pooling Accounting. Each of Eventus and the Management Stockholders agrees not to knowingly take any action that would adversely affect the ability of Buyer to treat the Merger as a pooling of interests.

          4.4 Affiliate Agreements. Eventus shall use reasonable efforts to obtain prior to Closing an executed Affiliate Agreement in substantially the form attached hereto as Exhibit 4.4 (an "Affiliate Agreement") from each of its affiliates with respect to the transfer of Buyer Common Shares. Set forth on
Schedule 4.4 hereto is a list of names of those persons who are, in Eventus' reasonable judgment after consultation with legal counsel, affiliates of Eventus. Eventus shall provide Buyer or Buyer's counsel such information and documents as Buyer shall reasonably request for purposes of reviewing such list. Buyer shall be entitled to place legends on the certificates evidencing any Buyer Common Shares to be issued to Eventus' affiliates pursuant to the terms of this Agreement and the Certificate of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Buyer, consistent with the terms of such Affiliate Agreements, whether or not such Affiliate Agreements are actually delivered to Buyer.

          4.5 Non-competition and Non-solicitation. Each Management Stockholder hereby agrees in consideration of the receipt of the Merger Consideration hereunder that for a period of three (3) years after the Closing Date except in connection with such Management Stockholder's duties as an employee or consultant of Buyer or any of its subsidiaries such Management Stockholder (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing any person to leave employment with Buyer or the Surviving Corporation or each of their respective subsidiaries; and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify, adversely, its business relationship with Buyer or the Surviving Corporation or each of their respective subsidiaries. Such Management Stockholder understands that the restrictions set forth in this
Section 4.5 are intended to protect the existing employee, customer and supplier relationships and goodwill of Buyer and the Surviving Corporation and each of their respective subsidiaries, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business which directly competes against the web content management, publishing or deployment products currently provided by Eventus, or any of its subsidiaries existing at the Effective Time on a worldwide basis. Notwithstanding the foregoing, such Management Stockholder may own or have up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and may work for or otherwise be involved with a company or other entity that has Competitive Business if such Management Stockholder's involvement or work is with a part, division or business of such company that does not conduct a Competing Business.


             ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BUYER

          5.1 Making of Representations and Warranties. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Sellers contained in this Section 5.

          5.2 Organization. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each of Buyer and Merger Sub is duly licensed and qualified to transact business in each jurisdiction in which the property owned, leased or operated by them or the nature of their businesses make such licensing or qualification necessary. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          5.3 Authority. Each of Buyer and Merger Sub has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer or Merger Sub pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and Merger Sub and no other action on the part of Buyer or Merger Sub is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer or Merger Sub pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer and Merger Sub (as the case may be) enforceable in accordance with their terms. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and each such agreement, document and instrument:

                              (i)   does not and will not violate any provision
of the Certificate of Incorporation or by-laws of Buyer or Merger Sub;

                              (ii)  does not and will not violate any laws of
the United States or of any state or any other jurisdiction applicable to Buyer or Merger Sub or, assuming no breach in the representations set forth in Section
3.5 hereof, require Buyer or Merger Sub to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

                              (iii) does not and will not result in a breach of,
constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment or decree to which Buyer or Merger Sub is a party and which is material to the business or financial condition of Buyer, Merger Sub and affiliated organizations on a consolidated basis.

          5.4 Capitalization. The authorized capital stock of Buyer consists of 30,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are duly and validly issued, outstanding, fully paid and non-assessable and are held of record by Buyer.

          5.5 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to its knowledge, threatened against Buyer or Merger Sub which would prevent or hinder the consummation of the transactions contemplated by this Agreement or which is likely to be material to the business or financial position of Buyer and Merger Sub and their subsidiaries taken as a whole.

          5.6 Finder's Fee. Except as set forth in SCHEDULE 5.5 hereto, neither Buyer nor Merger Sub has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

          5.7 Buyer's Public Information. Buyer has heretofore furnished the Eventus Stockholders with information regarding Buyer, including its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, each as filed with the Securities and Exchange Commission ("SEC") (as any such documents have been amended since their original filing, the "Buyer SEC Documents"). As of their respective filing dates, the Buyer SEC Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes.

          5.8 Buyer Common Shares. Buyer has a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the Eventus Stockholders and the holders of Options to be assumed and converted in the merger, upon exercise of Buyer Options in accordance with the provisions of this Agreement. The Buyer Common Shares to be issued pursuant to this Agreement will, when so delivered (upon the receipt of any exercise price therefore, if applicable), be duly and validly issued, fully paid and nonassessable free from any preemptive or similar rights, and issued in compliance with all applicable federal and state securities laws.

          5.9 No Undisclosed Liabilities. Except as and to the extent set forth in the Buyer SEC Documents, neither Buyer or any of its subsidiaries had at September 30, 1998, any liabilities required by general accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Except as and to the extent set forth in such Buyer SEC Documents, since such date neither Buyer nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of Buyer and its subsidiaries, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

          5.10 No Default. Neither Buyer, Merger Sub nor any of their subsidiaries are in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i)their articles of incorporation or bylaws (or other applicable charter or organizational instrument), (ii)any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, Merger Sub or any of their subsidiaries, which defaults or violations would be material to the business, operations or financial condition of any of them or which would prevent or delay the consummation of the transactions contemplated hereby.


                ARTICLE VI -- COVENANTS OF BUYER AND MERGER SUB

         6.1 Affiliate Agreements. Buyer shall each use reasonable efforts to obtain prior to Closing an executed Affiliate Agreement from each of its affiliates with respect to the transfer of Buyer Common Shares. Set forth on
Schedule 6.1 hereto is a list of names of those persons who are, in Buyer's reasonable judgment after consultation with legal counsel, affiliates of Buyer. Buyer shall provide Eventus such information and documents as Eventus shall reasonably request for purposes of reviewing such list.

         6.2 Pooling Accounting. Buyer will use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Buyer will use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Buyer to account for the business combination to be effected by the Merger as a pooling of interests.

         6.3 Continuity of Business Enterprise. Buyer will continue at least one historic business line of Eventus, or to use at least a significant portion of Eventus' historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). Neither Buyer nor Merger Sub has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of
Section 368(a) of the Code.

         6.4 Observance of Indemnification Rights. Buyer will, and will cause the Surviving Corporation to, observe any indemnification provisions now existing in the Articles of Incorporation or By-laws of Eventus for the benefit of any person who served as an director, officer or agent of Eventus at any time prior to the Effective Time.


                           ARTICLE VII -- CONDITIONS

         7.1 Conditions to the Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                         (a)  Representations; Warranties; Covenants. Each of
the representations and warranties of Eventus contained in Section 2, and the Principal

Stockholders contained in Section 3 shall be true and correct, in all material respects as though made on and as of the Closing Date; and the Sellers shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing except where the failure to so perform would not have a material adverse effect on Eventus.

                         (b)  No Material Change. There shall have been no
material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of Eventus since the date hereof.

                         (c)  Certificate from Officers. Eventus shall have
delivered to Buyer a certificate of the Chief Executive Officer of Eventus dated as of the Closing Date to the effect that the statements set forth in paragraphs
(a) and (b) above in this Section 7.1 are true and correct.

                         (d)  Opinion of Counsel. At the Closing, Buyer shall
have received from Fenwick & West LLP, counsel for Eventus and the Eventus Stockholders, an opinion as of said date, substantially in the form attached hereto as Exhibit 7.1(d).

                         (e)  No Litigation. There shall have been no
determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become materially inadvisable or impracticable by reason of the institution or realistic threat by any person or any federal, state, foreign or other governmental authority of litigation, proceedings or other action against Buyer or any Seller.

                         (f)  Consents. Eventus shall have made all filings with
and notifications of governmental authorities, regulatory agencies and other entities required to be made by such entity in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of Eventus to be acquired by Buyer subsequent to the Closing; and the Sellers shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties required to permit the continuation of the business of Eventus by Buyer and the consummation of the transactions contemplated by this Agreement.

                         (g)  FIRPTA Withholding. At or prior to the Closing,
Buyer shall have received from Eventus, a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code substantially in the form attached hereto as Exhibit 7.1(g).

                         (h)  Employment Agreement. Each of Michael Burkland,
Edan Kabatchnik, David DeWalt and Pappu Murthy shall have executed and delivered to Buyer an Employment Agreement in substantially the form of Exhibit 7.1(h) attached hereto.

                         (i)  Registration Rights Agreement. The Sellers shall
have executed and delivered to Buyer the Registration Rights Agreement in substantially the form of Exhibit 7.1(i) attached hereto (the "Registration Rights Agreement").

                         (j)  Pooling Matters. (i) Each affiliate of Eventus
shall have executed and delivered to Buyer an Affiliate Agreement; and (ii) Buyer shall have been advised by PricewaterhouseCoopers LLP (or its successor), its independent auditors, that the Merger will qualify as a "pooling of interests" under APB 16.

                         (k)  Release. Each of the employees of Eventus who have
had stock options rescinded shall have executed and delivered to Buyer a Release in substantially the form of Exhibit 7.1(k) attached hereto.

                         (l)  Escrow Agreement.  The Buyer, Escrow Agent and the
Representatives shall have executed and delivered to the Buyer, the Escrow Agreement in substantially the form of Exhibit 1.4 attached hereto.

                         (m)  Dissenting Shares. Of the total Eventus Shares
outstanding immediately prior to the Effective Time of the Merger, no more than ten percent (10%) will be Dissenting Shares.

         7.2 Conditions to the Obligations of Eventus and the Principal Stockholders. Eventus and the Principal Stockholders' obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                         (a)  Representations; Warranties; Covenants.  Each of
the representations and warranties of Buyer contained in Section 5 shall be true and correct as though made on and as of the Closing Date in all material respects; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing (except where the failure to so perform would not have a material adverse effect on Buyer or Merger Sub); and Buyer shall have delivered to the Sellers a certificate of the Chief Executive Officer, President or Treasurer of Buyer dated as of the Closing Date to such effect.

                         (b)  No Material Change. There shall have been no
material adverse change in the financial condition, prospects, assets, liabilities, business or operations of Buyer or Merger Sub since the date hereof.

                         (c)  Opinion of Counsel. At the Closing, Eventus shall
have received from Goodwin, Procter & Hoar LLP, counsel for Buyer, an opinion as of said date, in substantially the form attached hereto as Exhibit 7.2(c).

               (d) No Litigation. There shall have been no determination by the Sellers, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become materially inadvisable or impracticable by reason of the institution or realistic threat by any person or any federal, state, foreign or other governmental authority of litigation, proceedings or other action against Buyer or any Seller.

               (e) Consents. The Buyer shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such entities in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of Eventus to be acquired by Buyer subsequent to the Closing; and the Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Sellers, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties required to permit the continuation of the business of Eventus by Buyer and the consummation of the transactions contemplated by this Agreement.

               (f) Employment Agreement. The Buyer shall have executed and delivered to Michael Burkland, Edan Kabatchnik, David DeWalt and Pappu Murthy an Employment Agreement in substantially the form of Exhibit 7.1(h) attached hereto.

               (g) Registration Rights Agreement. The Buyer shall have executed and delivered to Eventus the Registration Rights Agreement.

               (h) Escrow Agreement. The Buyer, Escrow Agent and the Representatives shall have executed and delivered to the Representatives, the Escrow Agreement in substantially the form of Exhibit 1.4 attached hereto.

                   ARTICLE VIII -- SURVIVAL; INDEMNIFICATION

     8.1 Survival of Representations, Warranties, etc. All representations, warranties, agreements, covenants and obligations herein or in any schedule or certificate delivered by any party incident to the transactions contemplated hereby material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of this Article VIII.

     8.2  Indemnification by the Eventus Stockholders.

               (a) The Eventus Stockholders jointly and severally, in all cases subject to the limitations set forth in this Article VIII, agree subsequent to the Closing Date to indemnify and hold harmless the Buyer (the "Buyer Indemnified Party") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (a "Loss" or "Losses") sustained, suffered or incurred by or made against the Buyer Indemnified Party, arising out of or based upon: any breach or inaccuracy of any representation and warranty made by Eventus in this Agreement or any Schedule hereto or in any certificate delivered pursuant to Section 7.1 in connection with the Closing, any of which are not waived at the Closing ("General Indemnifiable Losses").


               (b) Each Principal Stockholder, severally and not jointly, in all cases subject to the limitations set forth in this Article VIII, agrees subsequent to the Closing Date to indemnify and hold harmless the Buyer Indemnified Party from and against and in respect of all Losses sustained suffered or incurred by or made against the Buyer Indemnified Party, arising out of or based upon any breach of any representation or warranty made by such Principal Stockholder in this Agreement or any Schedule hereto or in any certificate delivered pursuant to Section 7.1 in connection with the Closing, any of which are not waived at the Closing ("Eventus Stockholder Specific Indemnifiable Losses," and together with the General Indemnifiable Losses, the "Buyer Indemnifiable Losses").

     8.3  Limitations on Indemnification by the Eventus Stockholders.

          8.3.1 General Threshold. Subject to Section 8.3.4, the Eventus Stockholders shall not be obligated to indemnify the Buyer Indemnified Party in respect of General Indemnifiable Losses except to the extent the cumulative amount of all General Indemnifiable Losses exceeds $25,000 (the "Buyer Deductible"), which excess cumulative amount shall be recoverable in accordance with the terms hereof. Notwithstanding anything to the contrary in this Article VIII, no Eventus Stockholder (including any Principal Stockholders) shall be obligated to indemnify Buyer Indemnified Parties in respect of any General Indemnifiable Losses for Losses arising out of or related to a breach of any representation and warranty in Section 2.13 hereof which relates to any patent claim which is not known by such Eventus Stockholder or any future patent claim.

          8.3.2 General Maximum Indemnification. Subject to the exceptions set forth in Section 8.3.4 and the limitations set forth in Section 8.3.1, no Eventus Stockholder shall be obligated under any circumstance to indemnify Buyer Indemnified Parties in respect of General Indemnifiable Losses to the extent the cumulative amount of all General Indemnifiable Losses exceeds each such Eventus Stockholder's Escrow Shares; provided, however, in addition to any indemnification obligation satisfied by Escrow Shares, that each such Eventus Stockholder who is also a Principal Stockholder shall indemnify the Buyer Indemnified Parties in respect of General Indemnified Losses which relate to a breach of the representations and warranties contained in Section 2.13 hereof in an additional amount not to exceed fifteen percent (15%) of the value of the Buyer Common Stock received by such Eventus Stockholder. For purposes of determining the value of the Buyer Common Stock under this Section 8.3, the closing price of the Buyer Common Stock on the date hereof shall be used.

               8.3.3 Time Limits for Claims. Subject to the exceptions set forth in Section 8.3, no claim for indemnification may be made by any Buyer Indemnified Party in respect of Buyer Indemnifiable Losses unless the written notice required by Section 8.5 with respect to such Losses shall have been received by the Representatives on a date prior to the first anniversary of the Closing Date; provided, however, that if prior to the applicable date of expiration a specific state of facts shall have become known which may reasonably constitute or give rise to any Buyer Indemnifiable Loss as to which indemnity may be payable and the Buyer Indemnified Party shall have given notice of such facts to the Eventus Stockholders, made a claim for indemnification and, except with respect to third party claims, pursued such claim within six months thereafter, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

               8.3.4 Dollar-for-Dollar and Fraud Claims. Notwithstanding anything herein to the contrary, the Buyer Indemnified Party shall not be subject to any limitation whether pursuant to Section 8.3 or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from the Eventus Stockholders with respect to Losses arising from (a) Eventus incurring legal fees and expenses in excess of $100,000 relating to the transactions contemplated hereby or (b) Eventus incurring relocation expenses, real estate commissions, temporary space expenses or legal fees and expenses in connection with any eviction or attempted eviction from the Lease Real Property occurring or commencing within ninety (90) days after the Closing Date; provided that the dollar-for-dollar recovery provided for in Section 8.3.4(b) shall not exceed $50,000 in the aggregate. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be intended to limit an Eventus Stockholder's or Eventus' liability for fraud or an intentional misrepresentation.

          8.4 Indemnification by Buyer. Buyer agrees, in all cases subject to the limitations set forth in this Article VIII, subsequent to the Closing Date to indemnify and hold harmless the Eventus Stockholders ("Eventus Indemnified Parties") from and against and in respect of all Losses sustained, suffered or incurred by or made against any of them arising out of or based upon (a) any breach or inaccuracy of any representation or warranty made by Buyer or Merger Sub in this Agreement or in any Schedule hereto or in any certificate delivered pursuant to Section 7.2 in connection with the Closing; and (b) any breach of any covenant or agreement made by Buyer or Merger Sub in this Agreement or in any Schedule hereto (such claims under clauses (a) and (b) being hereinafter collectively referred to as "Eventus Indemnifiable Losses").

          8.5 Notice; Defense of Claims. Except for Buyer Indemnified Losses under the Escrow Agreement (which shall be administered exclusively in accordance with the terms and procedures set forth in the Escrow Agreement), promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply or the date on which an indemnified party should reasonably become aware of facts which constitute an indemnifiable claim, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim, liability or expense if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party shall be entitled to retain separate counsel, the expense of which shall be paid by the indemnifying party provided that such counsel is selected by the indemnifying party and such counsel is reasonably acceptable to the indemnified party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such defense is not being or ceases to be conducted, the indemnified party shall, at the reasonable expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense. Each Principal Stockholder shall have the right to satisfy any and all claims of liability of such Principal Stockholder in connection with such Principal Stockholder's indemnification obligations under this Agreement by either (i) transferring shares of their Buyer Common Stock (which for purposes of determining valuation shall be valued at the closing price of the Buyer Common Stock on the date hereof) to Buyer Indemnified Parties, or (ii) by paying cash to Buyer Indemnified Parties.

          8.6 Escrow Shares. At the Effective Time, the Escrow Shares shall be deposited in escrow with the Escrow Agent by Buyer as provided in Section 1.4 hereof as a mechanism to satisfy potential claims for indemnification by Buyer under Sections 8.2 and 8.3 of this Article VIII. Any liability of the Eventus Stockholders other than the Principal Stockholders for indemnification for General Indemnifiable Losses under this Section 8.2(a), subject to the limitations described in Section 8.3 hereof, shall be satisfied exclusively from Escrow Shares. Any liability of the Principal Stockholders for indemnification for General Indemnifiable Losses under Section 8.2(a) other than General Indemnifiable Losses which relate to a breach of the representations and warranties contained in Section 2.13 hereof, subject to the limitations described in Section 8.3 hereof, shall be satisfied exclusively from Escrow Shares, and any liability of the Principal Stockholders for indemnification for General Indemnifiable Losses under Section 8.2(a) which relate to a breach of the representations and warranties contained in Section 2.13 hereof, subject to the limitations described in Section 8.3 hereof, shall be satisfied initially from Escrow Shares, and thereafter as contemplated by the last sentence of
Section 8.5 hereof.

          8.7 Remedies. The indemnification provisions of this Article VIII are the sole and exclusive remedy from and after the Effective Time of any party to this Agreement for a breach of any representation, warranty or covenant contained herein or in the Disclosure Letter or schedules hereto, or any certification, document or instrument delivered hereunder. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

          8.8 Recoveries. The amount of any Losses suffered, sustained, incurred or required to be paid by any indemnifying party shall be reduced by the amount of any insurance proceeds paid to the indemnified party, and adjusted to reflect the net tax effect of any Losses and any resulting payments received by any party under this Article VIII (including payments made under this Section 8.8).

                          ARTICLE IX -- MISCELLANEOUS

          9.1  Fees and Expenses.

                    (a) Except as set forth herein, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, except that Buyer agrees to be responsible for the expenses of Eventus relating to the Merger and the transactions contemplated hereby, including without limitation, legal, accounting or other professional expenses of Eventus or the Eventus Stockholders, and expressly agrees to pay all of the investment banking fees of Eventus up to an amount not to exceed $500,000.

                    (b) Except as otherwise provided in this Agreement, the Registration Rights Agreement and the Escrow Agreement, the Eventus Stockholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Eventus Shares to Buyer as contemplated by this Agreement, including without limitation, all sales, use, excise, real property and other transfer taxes and charges applicable to such transfer; all recording charges and fees applicable to the recordation of deeds and mortgages and other instruments of transfer; and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

          9.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transaction contemplated hereby, and agree not to commence any such action, suit or proceeding except in such courts. The parties hereto further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transaction contemplated hereby in courts referenced in this
Section 9.2 under the applicable circumstances, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.

          9.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by overnight courier, upon the day following the day sent, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States Post Office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER OR MERGER SUB:                        Segue Software, Inc.
----------------------                         201 Spring Street
                                               Lexington, MA 02421
                                               Attn:  Mr. Stephen B. Butler
                                               Facsimile: 781-402-1099


With a copy to:                                Goodwin, Procter & Hoar  LLP
                                               Exchange Place
                                               Boston, MA 02109-2881
                                               Attn: Jeffrey C. Hadden, P.C.
                                               Facsimile: 617-523-1231

TO EVENTUS OR THE
EVENTUS STOCKHOLDERS:                          Eventus Software Inc.
--------------------                           220 Sansome Street, 3rd Floor
                                               San Francisco, CA  94104
                                               Attention:  Mr. Michael Burkland
                                               Facsimile:  415-477-3737

With a copy to:                                Fenwick & West LLP
                                               Two Palo Alto Square
                                               Palo Alto, CA 94306
                                               Attn: Mark C. Stevens, Esq.
                                               Facsimile: 650-494-1417

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

          9.4 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

          9.5 Assignability; Binding Effect. Prior to the Closing, this Agreement shall only be assignable by Buyer and Merger Sub to a corporation, partnership or limited liability company controlling, controlled by or under common control with Buyer upon written notice to the Sellers. After the Closing, Buyer's and Merger Sub's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Sellers without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          9.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

          9.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          9.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

          9.9 Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer, Eventus and the Principal Stockholders.

                           [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:                                  SEGUE SOFTWARE, INC.


                                        By:/s/ Stephen B. Butler
                                           -----------------------------------
                                        Name:    Stephen B. Butler
                                        Title:   Chief Executive Officer


MERGER SUB:                             SSI MERGER CORP.


                                        By:/s/ Stephen B. Butler
                                           -----------------------------------
                                        Name:
                                        Title:


SELLERS:                                EVENTUS SOFTWARE INC.


                                        By:/s/ Michael J. Burkland
                                           -----------------------------------
                                        Name:
                                        Title:

MANAGEMENT STOCKHOLDERS:


                                           /s/ Michael J. Burkland
                                           ----------------------------------
                                           Michael J. Burkland


                                           /s/ David Dewalt
                                           ----------------------------------
                                           David DeWalt (not accredited)


                                           /s/ Edan Kabatchnik
                                           ----------------------------------
                                           Edan Kabatchnik (not accredited)

         Each of the undersigned Principal Stockholders hereby joins this Agreement with respect to Articles III, VIII and IX only.


PRINCIPAL STOCKHOLDERS:


                                           Fenwick & West LLP
                                           By: /s/ Mark Stevens
                                           -------------------------------
                                           Mark Stevens, a partner

                                           /s/ Mark Stevens
                                           -------------------------------
                                           Mark Stevens, an individual

                                           /s/ David Dewalt
                                           -------------------------------

                                           /s/ Edan Kabatchnik
                                           -------------------------------

                                           /s/ Michael J. Burkland
                                           -------------------------------

                                           /s/ Thomas C. Burkland
                                           -------------------------------

                                           /s/ Brian C. Perry
                                           -------------------------------

                                           /s/ Charmen Weidenbach
                                          --------------------------------

                                          Amisil Holdings Limited
                                          By: /s/ Amit Choudhury
                                          --------------------------------
                                          Amit Choudhury

                                          /s/ Arti Bhargava
                                          --------------------------------

                                          Sumitronics, Inc.
                                          /s/ Takehiko Kimoto
                                          --------------------------------
                                          Takehiko Kimoto
                                          President

                                          Sumitomo Corporation
                                          /s/ Kazuyuki Inoue
                                          --------------------------------
                                          Kazuyuki Inoue
                                          General Manager
                                          Information Electronics Dept.

                                           Sumisho Datacom, Inc
                                           /s/ Eiichi Takaya
                                           ---------------------------------
                                           Eiichi Takaya
                                           President

                                           SQRIBE TECHNOLOGIES CORP.
                                           By: /s/ Ofir Kedar
                                           ---------------------------------
                                           Name: Ofir Kedar
                                           Title: Chief Executive Officer

                        LIST OF EXHIBITS AND SCHEDULES


SCHEDULES
---------

Schedule 1.1.7(c)            Accelerated Options
Schedule 2.2                 Foreign Qualification
Schedule 2.4                 Capitalization
Schedule 2.6(b)              Leased Real Property
Schedule 2.6(c)              Personal Property
Schedule 2.7                 Financial Statements
Schedule 2.8                 Tax Returns
Schedule 2.9                 Related Party Transactions/Account Receivable
Schedule 2.12                Banking Relations
Schedule 2.13                Intellectual Property
Schedule 2.14                Contracts
Schedule 2.17                Insurance
Schedule 2.20                Eventus Finder's Fee
Schedule 2.25                Employees, Suppliers and Customers
Schedule 4.4                 Eventus Affiliates
Schedule 5.5                 Buyer Finder's Fee
Schedule 6.1                 Buyer Affiliates

EXHIBITS
--------

Exhibit 1.2                  Form of Letter of Transmittal
Exhibit 1.4                  Form of Escrow Agreement
Exhibit 2.1                  Disclosure Schedule
Exhibit 4.4                  Form of Affiliate Agreement
Exhibit 7.1(d)               Form of Opinion of Fenwick & West LLP
Exhibit 7.1(g)               Form of Transferor's Certificate of Non-Foreign
                             Status
Exhibit 7.1(h)               Form of Employment Agreement
Exhibit 7.1(i)               Form of Registration Rights Agreement
Exhibit 7.1(k)               Form of Release
Exhibit 7.2(c)               Form of Opinion of Goodwin, Procter & Hoar  LLP